Exhibit 99.8

745 Seventh Avenue New York, NY 10019 United States

April 25, 2011

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated January 8, 2011, to the Board of Directors of Progress Energy, Inc. (the “Company”), as Annex E to the joint proxy statement/prospectus that forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of Duke Energy Corporation, as filed by Duke Energy Corporation on April 25, 2011 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Duke Energy Corporation and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Recommendation of the Board of Directors of Progress Energy—Opinions of Financial Advisors to Progress Energy—Opinion of Barclays Capital Inc.,” “The Merger—Background of the Merger,” “The Merger—Progress Energy’s Reasons for the Merger and Recommendation of Progress Energy’s Board of Directors” and “The Merger—Opinions of Financial Advisors to Progress Energy—Opinion of Barclays Capital Inc.”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Gary Rygh
Name: Gary Rygh
Title: Managing Director